SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                           Filed by the Registrant [ ]

                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12



                (Name of Registrant as Specified in its Charter)


                             APS HOLDING CORPORATION
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

      2.    Aggregate number of securities to which transaction applies:

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4.    Proposed maximum aggregate value of transaction:

      5.    Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:
      2.    Form, Schedule or Registration Statement No.:
      3.    Filing Party:
      4.    Date Filed:

                                   [APS LOGO]

June 9, 1998


Dear Stockholder:

      You are cordially invited to attend the Annual Meeting of Stockholders of APS Holding Corporation, on Monday, July 6, 1998, at 9:00 a.m. This year's Annual Meeting will be held in the Amphitheatre at the Sheraton Crown Hotel, 15700 John F. Kennedy Boulevard, Houston, Texas 77032-4830.

      You may attend the Annual Meeting at which you may choose to vote your shares personally even if you have previously returned the enclosed proxy. The vote of each stockholder is important. I urge you to fill in, date, sign and return the enclosed proxy card promptly, regardless of whether you will be able to attend the Annual Meeting. If you do attend, you will still be able to vote your shares personally. If you are unable to attend, however, this will ensure that your shares are represented and will avoid additional proxy soliciting expenses for the Company.


                                          Sincerely,


                                          Bettina M. Whyte
                                          President and Chief Executive Officer

                             APS HOLDING CORPORATION
                   15710 John F. Kennedy Boulevard, Suite 700
                            Houston, Texas 77032-2347


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  JULY 6, 1998


TO THE STOCKHOLDERS OF APS HOLDING CORPORATION:

      NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders (the "Annual Meeting") of APS Holding Corporation (the "Company") will be held in the Amphitheatre at the Sheraton Crown Hotel, 15700 John F. Kennedy Boulevard, Houston, Texas 77032-4830, on Monday, July 6, 1998, at 9:00 a.m., Houston time, for the following purposes:

      1. To elect six directors of the Company to serve until the 1999 Annual Meeting of Stockholders.

      2. To ratify the appointment of Coopers & Lybrand LLP as the Company's independent auditors for the fiscal year ending January 30, 1999.

      3. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

      Only holders of record of Class A Common Stock, par value $.01 per share, at the close of business on June 5, 1998, are. entitled to notice of, and to vote at, the Annual Meeting. A list of stockholders of the Company as of the close of business on June 5, 1998, will be available for inspection during normal business hours from June 6, 1998 to July 3, 1998 at the offices of the Company, 15710 John F. Kennedy Boulevard, Suite 700, Houston, Texas 77032-2347.

      You are cordially invited to attend the Annual Meeting. WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE ANNUAL MEETING, PLEASE FILL IN, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY TO THE COMPANY. A SELF-ADDRESSED, POSTAGE-PAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.


                                          By Order of the Board of Directors


                                          E. Eugene Lauver
                                          Senior Vice President and Secretary


Dated: June 9, 1998

                             APS HOLDING CORPORATION
                   15710 John F. Kennedy Boulevard, Suite 700
                            Houston, Texas 77032-2347
                                 (713) 507-1100

                               -------------------
                                 PROXY STATEMENT
                               -------------------


                               GENERAL INFORMATION



      The enclosed proxy is solicited by and on behalf of the Board of Directors of APS Holding Corporation (the "Company") for use in connection with the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Monday, July 6, 1998, at 9:00 a.m., Houston time, in the Amphitheatre at the Sheraton Crown Hotel, 15700 John F. Kennedy Boulevard, Houston, Texas 77032-4830, and at any adjournment(s) thereof.

      At the Annual Meeting, stockholders of the Company will consider and vote upon the following matters:

      1. Election of six directors of the Company to serve until the 1999 Annual Meeting of Stockholders.

      2. Ratification of the appointment of Coopers & Lybrand, LLP as the Company's independent auditors for the fiscal year ending January 30, 1999.

      3. Transaction of such other business as may properly come before the meeting or any adjournment(s) thereof.

      The mailing address of the principal executive offices of the Company is 15710 John F. Kennedy Boulevard, Suite 700, Houston, Texas 77032-2347. This Proxy Statement and the related proxy were first mailed to stockholders on or about June 9, 1998.

      The Company's annual report on Form 10-K for the year ended January 31, 1998, including financial statements, is being mailed herewith to all stockholders entitled to vote at the Annual Meeting. The annual report does not constitute a part of the proxy soliciting material.

      On February 2, 1998, the Company and each of its principal subsidiaries filed petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware, and the Company and such subsidiaries are presently operating their businesses as debtors in possession in such proceedings. Payment of amounts that may be payable, or implementation of arrangements that may be in effect, as described in this proxy statement, for periods after the fiscal year ended January 31, 1998 may be subject to such proceedings.


VOTING RIGHTS AND VOTES REQUIRED

      Only holders of record of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), at the close of business on June 5, 1998, are entitled to vote at the Annual Meeting. As of the close of business on such date, there were outstanding 13,790,110 shares of Class A Common Stock. The Class A Common Stock is the only class of voting securities outstanding. A majority of the outstanding shares of Class A Common Stock must be represented at the Annual Meeting in order to constitute a quorum for the transaction of business. Each share of Class A Common Stock entitles the record holder thereof to one vote on each matter to be considered at the Annual Meeting.

      Directors are elected by a plurality of the votes cast. The six nominees receiving the highest number of votes cast by the holders of the Class A Common Stock will be elected as directors. There will be no cumulative voting in the election of directors.

      The affirmative vote of the holders of a majority of the shares of the Class A Common Stock represented at the Annual Meeting in person or by proxy and entitled to vote thereat will be required to ratify the appointment of the Company's independent auditors for the fiscal year ending January 30, 1999.

      Under Delaware law and the Company's Restated Certificate of Incorporation and Bylaws, abstentions and broker non-votes will have no effect on the outcome of the election of directors assuming a quorum is present or represented by proxy at the Annual Meeting. With respect to the ratification of the appointment of independent auditors, abstentions will have the same legal effect as a vote against such matter and broker non-votes will have no effect on such matter. A broker non-vote occurs if a broker or other nominee of shares does not have discretionary authority and has not received instructions with respect to a particular matter.


VOTING OF PROXIES

      All properly completed proxies, which have not been revoked, will be voted at the Annual Meeting in accordance with the instructions specified thereon. If no specific instructions are specified, the shares represented by a properly executed proxy will be voted FOR election of the nominees listed below under "Election of Directors" and FOR ratification of the appointment of independent auditors.


REVOCATION OF PROXIES

      A proxy may be revoked by a stockholder at any time prior to the voting of the proxy (i) by execution and delivery to the Company of a revised proxy, (ii) by written notice to the Secretary of the Company or (iii) by voting in person at the Annual Meeting.


SOLICITATION OF PROXIES

      The solicitation of proxies by the Board of Directors will be conducted primarily by mail. In addition, officers, directors and employees of the Company may solicit proxies personally or by telephone, telegram or other forms of wire or facsimile communication. The Company will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of Class A Common Stock of the Company.
The cost of solicitation will be borne by the Company.


                                     ITEM 1.

                              ELECTION OF DIRECTORS

      At the Annual Meeting six directors are to be elected to hold office until the Company's 1999 Annual Meeting of Stockholders and until their respective successors shall have been elected and qualified. It is intended that the persons named in the enclosed proxy will vote all shares for which they shall have received proxies FOR the election of the nominees named below unless contrary instructions are given. Although the Board of Directors does not anticipate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed proxy will vote for the election of such other person(s) as may be nominated by the Board of Directors. Each of the nominees to the Board of Directors currently serves as a director of the Company.

      Directors of the Company are elected annually and hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. The Company's executive officers serve at the discretion of the Board of Directors.

      The following table sets forth, for the nominees, information regarding their names, ages as of June 5, 1998, principal occupations and other directorships in certain companies held by them and the length of continuous service as a director of the Company.

NOMINEES          PRINCIPAL OCCUPATION AND DIRECTORSHIPS            AGE          DIRECTOR SINCE
Hubbard C. Howe     Mr. Howe served as President and Chief          69              1991
                    Executive Officer of the Company between
                    March 1997 and January 1998, and has been
                    Chairman of the Board of the Company since
                    August 1992.  Mr. Howe was Chairman
                    of the Board and Chief Executive Officer of
                    Remington Arms Company, Inc. ("RAC")
                    from December 1993 until December 1997.
                    He currently remains on the Board of RAC.
                    Mr. Howe is a principal and a professional
                    employee of Clayton, Dubilier & Rice, Inc.,
                    a private investment company ("CD&R"), and
                    a general partner of Clayton & Dubilier
                    Associates IV Limited Partnership
                    ("Associates"), the general partner of the
                    Clayton & Dubilier Private Equity Fund IV
                    Limited Partnership, an investment partnership
                    managed by CD&R ("Fund IV").  Mr. Howe
                    is a Director of Riverwood International
                    Corporation, and its parents, RIC Holding,
                    Inc. and Riverwood Holding, Inc., a
                    corporation which is an investment
                    partnership managed by CD&R in which
                    CD&R has an investment.


Wiley N. Caldwell   Mr. Caldwell was President of W.W. Grainger,    71              1993
                    Inc., an industrial supply company, from prior
                    to 1991 to July 1992 and was a director of such
                    company until April 1993.  Mr. Caldwell is also
                    a director of Consolidated Papers, Inc. and
                    Kewaunee Scientific Corp.


Michael J. Dubilier Mr. Dubilier was a professional employee of     42              1989
                    CD&R from prior to 1991 until 1994 and is
                    currently a general partner in Dubilier CRM
                    Fund I, a private investment partnership managed
                    by Dubilier & Company (not affiliated with CD&R).

                                      3

Donald J. Gogel     Mr. Gogel has been a principal of CD&R          49              1989
                    from prior to 1991 and President since 1997.
                    Mr. Gogel is also a professional employee of
                    CD&R and a general partner of Associates.
                    Mr. Gogel is also a director of Turbochef, Inc.


H. Jack Meany       Mr. Meany has been Chairman of the Board,       75              1990
                    President and Chief Executive Officer of
                    Farr Company since April 1994.  Mr. Meany
                    is a director of BWIP, Inc., a corporation in
                    which an investment partnership managed by
                    CD&R formerly had an investment.


Jerry K. Myers      Mr. Myers has been Chairman of the Board of     57              1996
                    MEDCOR, Inc. since December 1995 and
                    serves as a partner of CroBern Management
                    Partnership.  Prior to joining CroBern, Mr.
                    Myers was President and Chief Executive
                    Officer of Steelcase, Inc., which he joined
                    prior to 1991.  Mr. Myers is also a director of
                    DigiTrace Care Services, Inc.

      Additional information about the current directors and executive officers of the Company, including information with respect to their ownership of Class A Common Stock and their compensation, appears in the following sections of this Proxy Statement.

      Shares represented by the accompanying proxy card will be voted FOR the election of the above nominees unless authority to vote for one or more nominees is withheld. Stockholders may withhold authority to vote for the entire slate as nominated or , by writing the name of one or more nominees in the space provided in the proxy card, withhold the authority to vote for such nominee or nominees. Directors must be elected by a plurality of the votes that could be cast by the holders of the shares of Class A Common Stock who are present in person or by proxy at the Annual Meeting. Abstentions on this proposal will be counted for quorum purposes but not voted. Broker non-votes will have no effect on the outcome of the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF THE NOMINEES NAMED
ABOVE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information as of June 5, 1998 (unless otherwise noted) as to the beneficial ownership of Class A Common Stock by (i) each person known by the Company to own beneficially five percent or more of its outstanding Class A Common Stock, (ii) each of the nominees for director,
(iii) the Company's Chief Executive Officer for the 1998 fiscal year and each of the Company's other four most highly compensated executive officers for such year and (iv) all current directors and executive officers as a group, based on 13,783,873 shares of Class A Common Stock outstanding on such date. Such information includes all options which will vest within sixty (60) days of such date. Each beneficial owner has sole voting and investment power with respect to the listed shares unless otherwise indicated.


                                    AMOUNT AND NATURE OF
NAME OF BENEFICIAL OWNER            BENEFICIAL OWNERSHIP    PERCENTAGE OF CLASS
------------------------            --------------------    -------------------

The Clayton & Dubilier Private Equity
  Fund IV Limited Partnership (1) ........  4,119,298             30.0
Donald J. Gogel (2) ......................  4,119,298 (2)         30.0
Hubbard C. Howe (2) (3) ..................  4,126,316 (2)(3)      30.0
Wiley Caldwell ...........................     14,035             *
Michael J. Dubilier ......................     15,000             *
H. Jack Meany ............................     18,385             *
Jerry K. Myers ...........................      4,000             *
David C. Barbeau (4) (5) .................     55,491             *
Michael L. Preston (4) (5) ...............     52,119             *
All executive officers and directors
as a group (11 persons (4) (5) (6)) ......  4,283,277             31.2


(1) The address of The Clayton & Dubilier Private Equity Fund IV Limited Partnership ("Fund IV") is 270 Greenwich Avenue, Greenwich, Connecticut 06830. Fund IV is an investment partnership, the general partner of which is Associates. The general partners of Associates are Joseph L. Rice, III, Alberto Cribiore, Donald J. Gogel, B. Charles Ames, William A. Barbe, Leon
      J. Hendrix, Jr., Andrall E. Pearson and Hubbard C. Howe. Such general partners share investment discretion with respect to securities held by Fund IV, but disclaim beneficial ownership thereof. The information is based on Amendment No. 1 to Schedule 13G of Fund IV, Associates and its general partners dated February 28, 1995, filed with the Securities and Exchange Commission (the "Commission").

(2) Includes 4,119,298 shares owned by Fund IV as to which Messrs. Gogel and Howe share investment discretion but disclaim beneficial ownership.

(3) 7,018 of these shares are held by Gene S. Howe, the wife of Hubbard C. Howe. Mr. Howe disclaims beneficial ownership of the shares held by Mrs. Howe.

(4)   Includes shares that the officers have a right to purchase within sixty
      (60) days pursuant to stock options as follows: Mr. Barbeau - 26,139; Mr. Preston - 26,067; and three other executive officers - 28,219.

(5) The Company has financed a portion of the purchase price of 21,052 shares for each of Messrs. Barbeau, Lauver and Preston and the officers have pledged such shares to the Company as collateral for such financing.
      See "Transactions with Management and Certain Stockholders".

(6)   Includes shares attributed to Messrs. Gogel and Howe. See notes (2) and
      (3) above. All current executive officers and directors as a group hold options which have vested within sixty (60) days after June 5, 1998, to purchase 80,425 shares of Class A Common Stock, and which have been included in the beneficial ownership figures for all executive officers and directors as a group. No additional options will vest within sixty
      (60) days after such date.


MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS

      The Board of Directors held four regularly scheduled meetings and four special meetings in fiscal 1998. All directors attended at least 75% of the aggregate total number of meetings of the Board of Directors and each committee on which such director served, except that Messrs. Caldwell and Gogel each attended at least 66 2/3% of such total number of meetings.

      The Board of Directors currently has three standing committees.

      EXECUTIVE COMMITTEE. The Executive Committee, currently consisting of Messrs. Caldwell, Gogel and Howe, met three times during fiscal 1998. It has authority to act for the Board of Directors on most matters during intervals between Board of Director meetings.

      COMPENSATION COMMITTEE. The Compensation Committee, currently consisting of Messrs. Dubilier and Howe, met two times during fiscal 1998. It reviews and recommends to the Board of Directors the compensation of employees of the Company, including bonuses, benefit plans and stock options. The Compensation Committee also administers the employee benefit plans for the Company.

      AUDIT COMMITTEE. The Audit Committee, currently consisting of Messrs. Caldwell and Myers, met four times during fiscal 1998. It recommends to the Board of Directors the appointment of the independent auditors of the Company and reviews with the independent auditors the scope and results of the Company's audits, the Company's accounting and internal control systems and the services provided by the independent auditors to the Company.


COMPENSATION OF DIRECTORS

      During fiscal 1998, members of the Board of Directors who were not employees of the Company or CD&R ("Non-Employee Directors") received $1,000 for each board meeting attended and an annual retainer of $20,000. The chairman of the Audit Committee and the chairman of the Compensation Committee each received an additional $2,000 annual retainer for chairing such committees. All directors are reimbursed for reasonable travel and lodging expenses incurred to attend meetings.

EXECUTIVE COMPENSATION

      The Summary Compensation Table summarizes the compensation paid to the Company's Chief Executive Officer and each of its four most highly compensated executive officers (collectively, the "Named Executives") for the previous three fiscal years for the Company and its subsidiaries.


                         SUMMARY OF COMPENSATION TABLE

                                                                                               LONG TERM
                                             ANNUAL COMPENSATION                               COMPENSATION
                                             -------------------                               ------------

                                    FISCAL
                                     YEAR                                                       SECURITIES    ALL OTHER
      NAME AND                     ENDING         SALARY         BONUS          OTHER ANNUAL    UNDERLYING   COMPENSATION
PRINCIPAL POSITION                 JANUARY       $  (1)           ($)           COMPENSATION     OPTIONS #     ($)(2)
------------------                 -------     ----------      ----------       ------------    ----------- -------------
Mark S. Hoffman (3) .............    1998        $ 87,692          -0-         $  1,920            -0-      $ 717,020(4)
President & Chief ...............    1997         360,000          -0-           11,520          2,000          4,292
Officer .........................    1996         354,375          -0-           11,520         16,155          4,755

Michael L. Preston ..............    1998         183,000     $ 30,000(11)        8,940         10,000         18,334
Senior Vice President ...........    1997         182,500       81,012            8,940          2,000          3,133
                                     1996         176,375       65,512            8,940          8,340          4,691

David C. Barbeau ................    1998         188,500       37,800(11)        8,940         10,000         19,523
Senior Vice President ...........    1997         182,500       90,138            8,910          2.000          3,039
                                     1996         176,375       72,350            8,940          8.460          3,536

Clarence Gabriel, Jr.(5).........    1998         140,308      150,000          191,463(7)      10,000              7
Senior Vice President ...........    1997          53,846       74,000           21,513(9)         -0-            -0-
                                     1996            --           --               --             --             --

Ralph Nemeth (6) ................    1998         202,750       28,420           76,921(8)      10,000             11
Senior Vice President ...........    1997          67,436       50,000           68,472(10)        -0-            -0-
                                     1996            --           --               --             --             --

(1) Includes, where applicable, amounts electively deferred by each Named Executive under the A.P.S., Inc. Partnership Plan (the "Savings Plan") and the A.P.S., Inc. Executive 401(k) Deferral Plan (the "Deferral Plan").

(2) Amounts listed in this column represent the Company's contributions to the Savings Plan and the Deferral Plan (exclusive of amounts deferred at the election of the Named Executive) on behalf of the Named Executive, and premium for up to $50,000 of life insurance as well as distributions from the Deferral Plan to the Named Executive.

(3) Mr. Hoffman resigned his position as President and Chief Executive Officer effective March 3, 1997. Mr. Howe became President and Chief Executive Officer on March 3, 1997 and resigned those positions on January 18, 1998. Mr. Howe was not compensated by the Company for such services.

(4)   Includes stock appreciation rights exercised May 28, 1997.

(5) Mr. Gabriel joined A.P.S., Inc. October 28, 1996 and resigned September 26, 1997.

(6)   Mr. Nemeth joined A.P.S., Inc. September 30, 1996 and resigned April 3,
      1998.

(7)   Includes relocation expense of $185,670.92.

(8)   Includes relocation expense of $67,920.61.

(9)   Includes relocation expense of $19,090.55.

(10)  Includes relocation expense of $65,471.62.

(11) See "Compensation Committee Report on Executive Compensation - Annual Incentive Compensation".

(12)  Amount represents payment made in connection with termination.


OPTION GRANTS

      The following table contains information concerning the grant of stock options under the Company's 1993 Stock Option Plan and the 1990 Stock Option Plan to the Named Executives during the Company's last fiscal year.

                                 % OF TOTAL
                     NUMBER OF    OPTIONS
                    SECURITIY    GRANTED TO                                    POTENTIAL REALIZABLE VALUE
                    UNDERLYING   EMPLOYEE      EXERCISE                        AT ASSUMED ANNUAL RATES OF
                     OPTIONS     IN FISCAL      PRICE          EXPIRATION     STOCK PRICE APPRECIATION FOR
NAME                 GRANTED     YEAR 1998     ($/SH)            DATE         OPTION TERM (1)
----                 --------    ---------     -------       --------------   -----------------------------
                                                                                0% ($)   5% ($)     10% ($)
                                                                                ------   ------     -------
Mark S. Hoffman           -           -            -               -              -         -            -

Michael L. Preston     10,000        4.0       $ 9.87         Mar 25, 2007       -0-      62,072    $ 157,302

David C. Barbeau       10,000        4.0         9.87         Mar 25, 2007       -0-      62,072      157,302

Clarence Gabriel, Jr.  30,000       11.9         9.87         Dec 25, 1997       -0-       -0-          -0-

Ralph Nemeth           30,000       11.9         9.87          Jul 2, 1998       -0-       -0-          -0-

(1) The amounts shown under these columns are the result of calculations at 0% and at the 5% and 10% rates required by the Securities and Exchange Commission and are not intended to forecast future appreciation of the Company's stock price.

STOCK OPTION EXERCISES AND FISCAL YEAR-END VALUES

      The following table sets forth certain information concerning the value of unexercised options held by each of the Named Executives at January 31, 1998. None of the Named Executives exercised any stock options in fiscal year 1997. (Stock appreciation rights were exercised as set forth in Note 4 to the Summary of Compensation Table.)

                         Number of Securities          Value of Unexercised
                         Underlying Unexercised        In-the-Money Options
                         OPTIONS AT JANUARY 31, 1998  (AT JANUARY 31, 1998($)(1)
                         ---------------------------  --------------------------

                           EXERCISABLE UNEXERCISABLE  EXERCISABLE UNEXERCISABLE
                           ----------- -------------  ----------- -------------

Mark S. Hoffman ..........                   -0-            -0-      -0-
Michael L. Preston .......    13,663      27,060            -0-      -0-
David C. Barbeau .........    13,663          27            -0-      -0-
Clarence Gabriel, Jr .....       -0-         -0-            -0-      -0-
Ralph Nemeth .............     6,666      23,334            -0-      -0-

(1) The closing price on the NASDAQ National Market for the Class A common stock on the last business day in fiscal year 1998 was $.94, which was less than the exercise prices of such options, and the Company's Chapter 11 filing was made on February 2, 1998.


PENSION PLANS

      The following table shows the estimated annual benefits payable to hypothetical participants who are entitled to the maximum benefits under the A.P.S., Inc. Employee's Retirement Plan, a tax-qualified non-contributory defined benefit plan maintained by the Company (the "Pension Plan"), in the compensation and years-of-service categories indicated in the table upon retirement at normal retirement age (65 years of age) and without regard to the maximum limitations on such benefit imposed under the Internal Revenue Code. The amounts shown are based upon the assumption that such benefits will be paid in the form of a straight-life annuity.


                              PENSION PLAN TABLE
                      YEARS OF SERVICE AT OCTOBER 1, 1992
                      -----------------------------------

ANNUALIZED        10                20                25                30
AVERAGE           YEARS OF          YEARS OF          YEARS OF          YEARS OF
FINAL PAY         SERVICE           SERVICE           SERVICE           SERVICE
---------         -------           -------           -------           -------

$ 50,000          $  6,356          $ 12,711          $ 15,889          $ 19,067
  75,000            10,106            20,211            25,264            30.317
 100,000            13,856            27,711            34,639            41,567
 125,000            17,606            35,211            44,014            52,817
 150,000            21,356            42,711            53,389            64,067
 175,000            25,106            50,211            62,764            75,317
 200,000            28,856            57,711            72,139            86,567
 225,000            32,606            65,211            81,514            98,817

      The Pension Plan provides retirement benefits based on an employee's years of service and such employee's average annual earnings (subject to a maximum of $200,000 annually, as adjusted by the Internal Revenue Service for cost of living increases after 1989) for the 60 highest consecutive months' compensation during the 120 months prior to retirement (and if the employee has been employed less than five years, the average of compensation during all months employed). Annual earnings include principally salary, overtime and certain bonus or incentive compensation awards, excluding deferred compensation, fringe benefits and other special pay.

      Effective October 1, 1992, benefits under the Pension Plan were frozen by amendments providing that no additional credit for service or increase in covered compensation would accrue under the Plan. Participants in the Pension Plan became fully vested in their accrued benefit on that date.

      At October 1, 1992, the credited years of service and the average annual earnings under the Pension Plan of the Named Executives were as follows:

                              YEARS OF SERVICE           AVERAGE ANNUAL EARNINGS

Mark S. Hoffman                   -------                        -------
Michael L. Preston            23 years 6 months                 $173,180
David C. Barbeau              2 years 4 months                   151,733
Clarence Gabriel, Jr.             -------                        -------
Ralph Nemeth                      -------                        -------


SEVERANCE POLICY

      The Company has established a written severance policy for the benefit of eligible salaried and hourly employees whose employment terminates as a result of one of the reasons enumerated in the written severance policy. Eligible employees receive severance pay based on a formula which takes into account years of service and the base compensation of the employee at the time of termination. The maximum amount of severance pay an employee may receive is 26 weeks salary. An employee's salary for these purposes includes his base pay and excludes shift premiums, overtime, bonuses, commissions or other allowances.


TRANSACTIONS WITH MANAGEMENT AND CERTAIN STOCKHOLDERS

      In November 1990, each of Messrs. Barbeau, Lauver and Preston purchased 21,052 shares of Class A Common Stock from the Company and financed a portion of the purchase price through bank loans guaranteed by the Company. In December 1997, the Company paid such bank loans, and the officers became obligated to repay such amounts to the Company. The outstanding principal amounts of such loans, which are secured by a pledge by the officers of such shares, are $87,918 for Mr. Barbeau, $103,944 for Mr. Lauver and $100,939 for Mr. Preston. Such loans are payable in annual installments beginning December 8, 2000 and ending December 8, 2002 and bear interest at the prime commercial rate from time to time charged by a commercial bank.
      CD&R, of which each of Messrs. Gogel and Howe is a principal and employee, was paid a management fee by the Company of $300,000 for the fiscal year ended in 1998, for financial advisory and management consulting services.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The following is a discussion of the Company's executive compensation program as in effect prior to the Company's Chapter 11 filing, except as otherwise noted below.

      The Company's executive compensation program is designed to attract and retain key executives in order to implement a business strategy to maximize value. The Compensation Committee is responsible for administering the Company's compensation program and establishing the compensation policy for all Company employees, including the Chief Executive Officer and the Company's other executive officers.

      The basic policy underlying the Company's compensation program for executive officers is that their compensation should vary depending on the Company's success in meeting its financial and strategic objectives. Key elements of the Company's compensation program are the Annual Bonus Plan and the 1990 and the 1993 Stock Option Plans, in addition to a competitive executive salary structure.


BASE SALARY

      The base salary for all employees exempt from the Fair Labor Standards Act, which includes executives, is managed through the A.P.S., Inc. Salary Administration Program. Under this program, increases in base salary are governed by salary guidelines that are reviewed and adjusted yearly by the Committee. The guidelines are composed of three key factors: Market Parity, Merit and Promotions. No specific weight is assigned to any of these factors.

      Base salaries for executive officers are initially determined by evaluating the executive's level of responsibility and prior experience as compared to jobs of comparable skill and scope with companies in the same industry or with comparable yearly revenues (the Market Parity factor). Individual merit increases are based on the individual performance of the executive officer (the Merit factor). An executive officer's salary is also increased in connection with a promotion to an executive position with a greater level of responsibility (the Promotion factor).

      In reviewing the performance of each executive officer and setting new base salary levels for the fiscal year ending January 31, 1998 the Committee considered each individual's contribution toward meeting the budgeted financial plan as approved by the Board of Directors for the previous fiscal year, compliance with the Company's capital financial plan and operating budgets and the individual's management effectiveness. No specific relative weight was assigned to any of these factors.


ANNUAL INCENTIVE COMPENSATION

      All executive officers are eligible for annual incentive compensation. For fiscal 1998, the size of the performance bonus was based upon the following factors, all of which were relative to the specific target performance levels established for the executive officer: (a) the executive officer's performance against individual goals: (b) the performance of the executive officer's unit within the Company against that unit's goals; and (c) the performance of the Company against Company goals, including certain quantitative financial objectives such as Company earnings targets. For the fiscal year ended January 31, 1998, annual incentive bonuses to the executive officers were subject to approval of the Bankruptcy Court. As so approved, 60% of the bonuses was paid in April, 1998, with the balance payable 20% in each of July and October 1998 if the officer has not left the Company. In light of the Company's Chapter 11 filing, the Committee is reviewing the Company's annual incentive compensation and will make appropriate adjustments for fiscal 1999.


STOCK OPTION PLAN

      The 1993 Stock Option Plan and the 1990 Stock Option Plan provide that the Committee may grant options ("Options") to purchase Class A Common Stock to officers, directors and key employees of the Company or a parent or subsidiary corporation of the Company. Unless the Committee specifies a higher or lower exercise price, the exercise price per share for any option will be the fair market value of a share of Class A Common Stock on the date the Option is granted. The objectives for granting Options are to provide executives with long-term interests and commitment to the Company and to align the executive's interest with that of the Company's stockholders.


CHIEF EXECUTIVE OFFICER COMPENSATION

      Mr. Hoffman had been the Chief Executive Officer and President of the Company since August 1992. Mr. Hoffman's base salary was reviewed in January 1995 and was increased to $360,000 effective March 1995. In recommending the base salary, the Committee took into account relevant salary information in the national market and the Committee's subjective evaluation of Mr. Hoffman's overall management effectiveness and achievement of individual goals. The Committee did not utilize any specific performance formula in determining Mr. Hoffman's salary. Mr. Hoffman's salary was not changed for the last fiscal year, and he resigned as President and Chief Executive Officer effective March 3, 1997.


OTHER

      The Compensation Committee does not intend to award compensation that would result in a limitation on the deductibility of a portion of such compensation pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended; however, the Compensation Committee may in the future decide to authorize compensation in excess of the limits of Section 162(m) if it determines that such compensation is in the best interest of the Company.



                                          COMPENSATION COMMITTEE



                                          Michael J. Dubilier, Chairman
                                          Hubbard C. Howe




STOCKHOLDER RETURN PERFORMANCE PRESENTATION

      The performance graph shown below compares the cumulative stockholder return on the Company's Class A Common Stock with the cumulative total return of the NASDAQ Composite Index and the Peer Group (as defined below) and was prepared based upon the following assumption:

1. $100 was invested in the Company's Class A Common Stock, the NASDAQ Composite Index and the Peer Group on January 29, 1994 at the closing prices of the Company's Class A Common Stock comprising the NASDAQ Composite Index and the Peer Group, respectively, on that date. (The Company's Class A Common Stock was delisted from the NASDAQ National Market System as of April 1, 1998.)

2. Peer Group investment is weighted based upon the market capitalization of each individual company within the Peer Group at the beginning of the period.

3. Dividends are reinvested on the ex-dividend dates.

      The companies that comprise the Company's Peer Group are as follows:
AutoZone, Inc., Discount Auto Parts, Inc., Genuine Parts Company, Hi/Lo Automotive, Inc., Pep Boys, Inc., Hahn Automotive, Inc., O'Reilly Automotive, Inc., and Republic Automotive, Inc.

                               [GRAPHIC OMITTED]

                         January 29, 1994 January 28, 1995 January 27, 1996 January 25, 1997 January 31, 1998
APS Holding Corporation      $100.00          $122.99           $ 73.56          $ 41.38         $  4.31
NASDAQ Composite Index       $100.00          $ 95.28           $130.69          $171.22         $203.30
Peer Group                   $100.00          $119.57           $126.17          $122.05         $107.03

                                    ITEM 2.

                  RATIFICATION OF THE APPOINTMENT OF AUDITORS

      The Audit Committee has recommended, and the Board of Directors has appointed, the firm of Coopers & Lybrand, LLP, which has served as independent auditors of the Company since fiscal 1989, as independent auditors to audit the consolidated financial statements of the Company for the fiscal year ending January 30, 1999. A member of that firm is expected to be present at the Annual Meeting, will be offered the opportunity to make a statement if so desired and will be available to respond to appropriate questions. If the stockholders do not ratify the appointment of Coopers & Lybrand, LLP, the Board of Directors will consider the appointment of other independent auditors. Adoption of this proposal requires approval by a majority of the votes that could be cast by the holders of the shares of Class A Common Stock who are present in person or by proxy at the Annual Meeting. Abstentions on this proposal will be counted for quorum purposes but not voted. Broker non-votes will have no effect on the outcome of this vote.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THIS APPOINTMENT.

                                     ITEM 3.

                                  OTHER MATTERS

      The Board of Directors does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.


                   BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own more than 10% of the Class A Common Stock to file with the Commission initial reports of ownership and reports of changes in ownership of such Common Stock. Executive officers, directors and greater than 10% stockholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms that they file.

      To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with during the fiscal year ended January 31, 1998, except that Forms 5 reporting the grant of options in March 1997 to each of Messrs. Barbeau, Gabriel, John L. Hendrix, Senior Vice President and Chief Financial Officer, Lauver, Nemeth and Preston were filed approximately 73 days after the required filing date.


                             STOCKHOLDER PROPOSALS

      Any stockholder who wishes to submit a proposal for inclusion in the proxy material and for presentation at the Company's 1999 Annual Meeting of Stockholders must forward such proposal to the Company's executive offices at 15710 John F. Kennedy Boulevard, Suite 700, Houston, Texas 77032-2347, addressed to the attention of the Secretary, so that the Secretary receives it no later than February 9, 1999.



                                          By Order of the Board of Directors


                                          E. Eugene Lauver
                                          Senior Vice President and Secretary


June 9, 1998